UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                               Washington DC 20549



                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-97730


                         Peekskill Financial Corporation
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             (Exact name of registrant as specified in its charter)


                   1019 Park Street, Peekskill, New York 10566
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               (Address of principal executive offices) (Zip Code)


                                 (914) 737-2777
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              (Registrant's telephone number, including area code)


                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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               Titles of all other classes of securities for which
           a duty to file Reports under section 13(a) or 15(d) remains

Please place an X in the box(es) to designate the appropriate rule Provision(s) relied upon to terminate or suspend the duty to file Reports:

 Rule 12g-4(a)(1)(i)        [X]         Rule 12h-3(b)(1)(i)       [ ]
 Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(1)(ii)      [ ]
 Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(i)       [ ]
 Rule 12g-4(a)(2)(ii)       [ ]         Rule 12h-3(b)(2)(ii)      [ ]
                                        Rule 15d-6                [ ]


Approximate number of holders of record as of the certification or notice date NONE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peekskill Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  July 18, 20000                      /s/ William J. LaCalamito
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                                        William J. LaCalamito
                                        President